Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1/A No. 333-164028) and related Prospectus of PGT, Inc. for the registration of 20,382,326 shares of its common stock and to the incorporation by reference therein of our reports dated March 17, 2009, with respect to the consolidated financial statements of PGT, Inc., and the effectiveness of internal control over financial reporting of PGT, Inc., included in its Annual Report (Form 10-K) for the year ended January 3, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants
Tampa, Florida
February 8, 2010